Attachment A


         (1) This Form 4/A is being filed because the Reporting Person, along with FP-McCartney, L.L.C., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Natasha Foundation, Japan Energy Electronic Materials Inc. and Thomas E. Epley (collectively, the "Other Persons"), may be deemed to be a group with respect to the securities of AMIS Holdings, Inc., as a result of Merchant Capital, Inc. ("MCI"), an indirect wholly owned subsidiary of the Bank (as defined below), and the Other Persons being signatories to that certain First Amended and Restated Shareholders' Agreement, dated as of September 26, 2003. The Reporting Person disclaims beneficial ownership of the common stock of the issuer directly beneficially owned by any of the Other Persons.

         (2) On March 11, 2005, MCI distributed, on behalf of LFG Holdings, L.P., a Delaware limited partnership ("LFG") (for which it acts as nominee in respect of the shares of the issuer) an aggregate of 416,991 shares. The distributions were made in-kind to the limited partners of LFG. As a result of this distribution, EMA Partners Fund 2000, L.P. ("EMA"), a Delaware limited partnership, received 95,389 shares, Merchant Holding, Inc. ("MHI"), a Delaware corporation and holding company, received 141,318 shares and CSFB Side-by-Side Fund, L.P. ("Side-by-Side"), a Delaware limited partnership, received 180,284 shares.

         (3) On March 15, 2005, Side-by-Side distributed in-kind 24,800 shares of the 180,284 shares it had received from LFG on March 11, 2005 to MHI, a limited partner of Side-by-Side, and 89,431 shares of the 180,284 shares it had received from LFG on March 11, 2005 to certain individuals who are also limited partners of Side-by-Side.

         (4) 95,389 of the 420,316 shares are held by EMA, whose sole general partner is Credit Suisse First Boston (Bermuda) Limited ("CSFB BL"), a Bermuda company. CSFB BL is a wholly owned subsidiary of the Bank (as defined below). Credit Suisse First Boston Guernsey Branch ("CSFB GB"), a branch of the Bank (as defined below), together with certain individuals are the limited partners of EMA. The remaining shares are held by other members of the CSFB business unit (as defined below).

         (5) 141,318 of the 420,316 shares are held by MHI. MHI is a wholly owned subsidiary of Credit Suisse First Boston Merchant Bank, Inc. ("CSFB-MBI"), a Delaware corporation and holding company. CSFB-MBI is a wholly owned subsidiary of Credit Suisse First Boston Management LLC ("CSFB-MLLC"), a Delaware limited liability company which engages in derivative transactions and holds a portfolio of private equity, distressed assets and real estate investments. CSFB-MLLC is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. ("CSFB-USA"), a Delaware corporation and holding company. Credit Suisse First Boston, Inc. ("CSFBI") is a Delaware corporation that owns all of the voting stock of CSFB-USA. The remaining shares are held by other members of the CSFB business unit (as defined below).

         (6) 180,284 of the 420,316 shares are held by Side-by-Side. Side-by-Side's general partner is MCI, a Delaware corporation and a registered investment advisor. MCI is a wholly owned subsidiary of MHI. The remaining shares are held by other members of the CSFB business unit (as defined below).

         (7) 166,118 of the 420,316 shares are held by MHI. The remaining shares are held by other members of the CSFB business unit (as defined below).

         (8) 66,053 of the 330,885 shares are held by Side-by-Side. The remaining shares are held by other members of the CSFB business unit (as defined below).

         (9) These warrants and the shares upon exercise of the warrants are held by MCI.

         (10) These shares were acquired by Credit Suisse First Boston LLC ("CSFB LLC"). CSFB LLC is a Delaware limited liability company, a registered broker-dealer and the successor company of Credit Suisse First Boston Corporation. CSFB-USA is the sole member of CSFB LLC. The number of shares reported under Item 5 include shares held by CSFB LLC and the above named entities.

                                       ***

         This Form 4/A is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the "CSFB business unit") excluding Asset Management (as defined below) (the "Reporting Person"). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

         The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation that owns all of the voting stock of CSFB-USA. The ultimate parent company of the Bank and CSFBI, and the direct owner of the remainder of the voting stock of CSFBI, is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company with three distinct business units. In addition to the CSFB business unit, CSG is comprised of the Credit Suisse business unit (the "Credit Suisse business unit") and the Winterthur business unit (the "Winterthur business unit"). The Credit Suisse business unit offers global private banking and corporate and retail banking services in Switzerland. The Winterthur business unit provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

         CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Reporting Person, including the Bank. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management, the Credit Suisse business unit and the Winterthur business unit) may beneficially own shares and such shares are not reported in this statement. CSG expressly disclaims beneficial ownership of the shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of Asset Management, the Credit Suisse business unit and the Winterthur business unit disclaims beneficial ownership of shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of the shares beneficially owned by CSG, Asset Management, the Credit Suisse business unit and the Winterthur business unit.